First Foundation Inc. (NYSE: FFWM) October 30, 2025

Exhibit 99.1

FIRST FOUNDATION INC. REPORTS THIRD QUARTER 2025 RESULTS

●	Total revenue of $63.6 million for the quarter, compared to $51.4 million in the prior quarter.
●	Recorded $65.0 million in provision for credit losses during the quarter, increasing the allowance for credit losses to 1.40% of loans held for investment.
●	Recorded $94.7 million valuation allowance against the deferred tax asset balance during the quarter.
●	Net loss of $146.3 million for the quarter or loss per share of ($1.78) (basic and diluted).

3Q25 Key Financial Data	Highlights

Profitability Metrics	3Q25	2Q25	3Q24
Return on average assets (%)	(4.90)	(0.25)	(2.44)
Adjusted return on average assets (%)(a)	(4.90)	(0.24)	0.08
Return on average common equity (%)	(60.6)	(3.2)	(33.9)
Return on average tangible common equity (%)(a)	(60.7)	(3.1)	1.1
Net interest margin (%)	1.60	1.68	1.50
Efficiency ratio (%)(a)	90.0	116.0	98.1

Income Statement (b)	3Q25	2Q25	3Q24
Net interest income	$ 46,078	$ 50,082	$ 49,119
Noninterest income	$ 17,519	$ 1,338	($ 105,580)
Net loss attributable to common shareholders	($ 146,323)	($ 7,690)	($ 82,174)
Adjusted net (loss) income attributable to common shareholders(a)	($ 146,125)	($ 7,475)	$ 2,679
Loss per share	($ 1.78)	($ 0.09)	($ 1.23)
Adjusted (loss) earnings per share (basic) (a)	($ 1.77)	($ 0.09)	$ 0.04
Adjusted (loss) earnings per share (diluted) (a)	($ 1.77)	($ 0.09)	$ 0.04

Balance Sheet (b)	3Q25	2Q25	3Q24
Total loans	$ 7,769,692	$ 8,025,050	$ 9,877,258
Total deposits	$ 9,293,071	$ 8,593,693	$ 10,304,604
Loan to deposit ratio	83.6%	93.4%	95.9%
Net charge-off ratio	0.03%	0.003%	0.01%
Book value per common share	$ 11.10	$ 12.75	$ 15.77
Tangible book value per common share(a)	$ 10.02	$ 11.65	$ 13.79
Tangible book value per common share (adjusted) (a)	$ 8.16	$ 9.34	$ 9.50
Total risk-based capital ratio	14.67%	14.70%	14.21%

●
Announced merger with FirstSun Capital Bancorp. Significant balance sheet re-positioning will unlock First Foundation’s core franchise and migrate it to a higher profitability business model and mix. Expected financial benefits included estimated EPS accretion and improved return metrics, positioning the combined entity for top-tier projected pro forma profitability.
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Pre-provision net revenue of $6.1 million for the quarter, compared to ($8.5 million) for the prior quarter, and $0.8 million for the year-ago quarter (net of the $117.5 million Lower of Cost or Market (“LOCOM”) adjustment associated with the reclassification of loans held for investment to loans held for sale).
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Loan to deposit ratio of 83.6% as of September 30, 2025, compared to 93.4% as of June 30, 2025 and 95.9% as of September 30, 2024.
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Maintained strong liquidity and capital positions:
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Total liquidity of $4.4 billion as of September 30, 2025.
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Liquidity to uninsured and uncollateralized deposits ratio of 3.18x
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Net interest margin of 1.60% for the quarter, compared to 1.68% for the prior quarter and 1.50% for the year-ago quarter.
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Nonperforming assets to total assets of 0.33% for the quarter, compared to 0.35% for the prior quarter and 0.33% for the year-ago quarter.

(a) Non-GAAP measure. See “Non-GAAP Financial Measures” below (b) Dollars in thousands, except per share data and ratios (c) Capital ratios for 9/30/25 are preliminary

DALLAS, TX – First Foundation Inc. (NYSE: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), reported a net loss of $146.3 million, or ($1.78) per share (basic and diluted) for the third quarter of 2025.  Results were impacted by the recording of $65.0 million in provision for credit losses and a $94.7 million valuation allowance on deferred tax assets during the quarter.

Thomas C. Shafer CEO

“Earlier this week we announced our merger with FirstSun Capital Bancorp, signaling an important new chapter for our Company, our team members, customers, clients and shareholders. Immediately, we will become a strong, first-quartile regional bank with $17 billion in assets, serving many of the fastest growing markets in the United States and offering a suite of complimentary products and services designed to serve our customers,” said Thomas C. Shafer, Chief Executive Officer of First Foundation. “Our financial results for the third quarter of 2025 underscore the progress we have made to strengthen our Company, and we are thrilled about the continued improvements our partnership with the FirstSun team will provide.”

Jamie Britton CFO

“The progress we have made towards repositioning our balance sheet provided further benefits this quarter. Though a mix shift to cash and securities weighed on our net interest margin, we recognize a meaningful decline in our customer service costs and the balance sheet’s contribution remained stable. We have completed a deep dive review of our CECL methodology and we are confident the reserve appropriately reflects our expectations for future economic conditions and portfolio performance. I echo Tom’s comments on the strength of our partnership with FirstSun, and I look forward to the opportunities ahead for our teammates, our customers, and our shareholders.”

Investor contact: Jamie Britton, jbritton@ff-inc.com | 949-476-0300

First Foundation Inc. (NYSE: FFWM) October 30, 2025

3Q25 Highlights
Financial Results:
●
Total revenue of $63.6 million for the quarter, compared to $51.4 million in the prior quarter, and $61.1 million in the year-ago quarter (net of the $117.5 million LOCOM adjustment associated with the reclassification of loans held for investment to loans held for sale).
●
Net interest income of $46.1 million for the quarter, compared to $50.1 million in the prior quarter, and $49.1 million in the year-ago quarter.  The decrease in net interest income from the prior quarter was due largely to a $328 million decrease in average interest-earning asset balances, offset by a $90 million increase in average interest-bearing liability balances.  The full impact of the prior quarter’s $858 million in loan sales was the primary cause of the decrease in average interest-earning asset balances.
●
Net interest margin (“NIM”) decreased to 1.60% for the quarter, down from 1.68% in the prior quarter and up from 1.50% in the year-ago quarter.  Although the net interest rate spread between interest-earning assets and interest-bearing liabilities increased to 0.86% for the current quarter compared to 0.82% in the prior quarter, the NIM was proportionately impacted by the aforementioned decrease in average interest-earning asset balances.
●
The allowance for credit losses on loans held for investment totaled $101.9 million as of September 30, 2025, compared to $37.6 million at prior quarter-end.  The ratio of allowance for credit losses to total loans held for investment was 1.40% as of September 30, 2025, compared to 0.50% at prior quarter-end.  During the quarter, $65.0 million in provision for loan losses was recorded (net of net charge-offs of $0.5 million) due to changes in ACL quantitative assumptions aggregately considered a change in accounting estimate made prospectively beginning with the quarter ending September 30, 2025.  In addition, $16.8 million of the quarterly provision is associated with one large C&I loan which was moved from pooled evaluation to individually evaluated loans.
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Income tax expense of $87.4 million for the quarter includes the impact of recording a deferred tax asset valuation allowance, which fully reserves for the deferred tax asset balance.  The current quarter loss, as well as cumulative losses over the past three years and estimates of our future taxable income and projected tax positions were assessed by management which concluded that the deferred tax assets were not more likely than not to be realized, thereby requiring a valuation allowance.
●
Noninterest expense to average total assets (annualized) of 1.93% for the quarter, compared to 1.96% for the prior quarter and compared to 1.79% for the year-ago quarter.  Noninterest expense totaled $57.5 million for the quarter, compared to $59.9 million in the prior quarter, and $60.2 million in the year-ago quarter.
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Customer service costs decreased to $9.1 million during the quarter compared to $13.0 million in the prior quarter, and $19.0 million in the year-ago quarter.  The decrease was largely due to a meaningful portion of the deposits ($0.5 billion) associated with these costs being exited late in the prior quarter in conjunction with the final loan sale transaction.
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Recorded $4.7 million income on capital market activities during the quarter.  Capital market activities consist of $4.7 million in gains on the valuation of our loans held for sale portfolio, net of associated unrealized derivative losses of $41 thousand.
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Asset management and trust income totaled $8.6 million during the quarter, unchanged from the prior quarter, and compared to $9.2 million in the year-ago quarter.
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Nonperforming assets (“NPAs”) to total assets were 0.33%, compared to 0.35% in the prior quarter.
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Cash and cash equivalents totaled $1.7 billion, representing 14.5% of total assets at September 30, 2025, compared to $1.1 billion or 9.1% of total assets at June 30, 2025.
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Combined available credit facilities from the Federal Home Loan Bank and the Federal Reserve Bank’s discount window totaled $2.3 billion.  An additional $240 million is available in uncommitted federal funds credit lines.
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Tangible book value per common share as converted (non-GAAP measure) was $8.16 as of September 30, 2025, compared to $9.34 as of June 30, 2025.
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Total tangible common equity of $828 million and tangible book value per common share of $10.02 (non-GAAP measures) as of September 30, 2025, compared to $960 million and $11.65 per common share, respectively as of June 30, 2025.
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$36.8 million (tax-effected) in combined unrealized/unrecognized losses on our combined investment securities portfolio (available-for-sale and held-to-maturity portfolios), compared to $53.9 million in the prior quarter.
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Deposits totaled $9.3 billion as of September 30, 2025, compared to $8.6 billion as of June 30, 2025.  Core and wholesale deposits totaled $6.8 billion and $2.5 billion respectively as of September 30, 2025, compared to $6.7 billion and $1.9 billion respectively as of June 30, 2025.  Cost of deposits totaled 3.11% for the quarter compared to 2.95% for the prior quarter.
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Loan to deposit ratio totaled 83.6% at September 30, 2025, compared to 93.4% for the prior quarter.

Investor contact: Jamie Britton, jbritton@ff-inc.com | 949-476-0300

FIRST FOUNDATION INC. THIRD QUARTER 2025 RESULTS

Other Activity:
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Loan fundings totaled $265 million at an average yield of 7.00% for the current quarter compared to $256 million at an average yield of 7.18% in the prior quarter.
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Average assets totaled $11.9 billion for the current quarter, compared to $12.2 billion for the prior quarter.
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Average assets under management (“AUM”) balances at FFA were $5.2 billion for the quarter, relatively unchanged from the prior quarter.  Trust assets under advisement (“AUA”) at FFB were $1.2 billion, relatively unchanged from the prior quarter.

Spotlight
First Foundation Advisors Recognized as a Top Registered Advisory Firm by Barron’s	First Foundation Advisors Named to CNBC FA100 List

First Foundation Advisors made Barron’s list of the top 100 registered investment advisory firms in 2024.  The annual list evaluates financial advisors based on a proprietary set of criteria, including type of assets under management, growth of advisors’ practice, client retention, and quantitative factors such as the advisors’ experience, their advanced degrees, industry designations, philanthropic efforts, and other metrics.

First Foundation Advisors was recognized as one of 2024’s top registered investment advisory firms on the CNBC FA100 list.  First Foundation Advisors ranked #55 on the national list and marks the third consecutive year that it has been recognized on the list.  The rankings were based on a number of factors, including total assets under management, years in business, and accounts managed.

Please Note: Limitations. Neither rankings nor recognitions by unaffiliated rating services, publications, media, or other organizations, nor the achievement of any professional designation, certification, degree or license, membership in any professional organization, or any amount of prior experience or success, should be construed by a client or prospective client as a guarantee that the client will experience a certain level of results if the firm is engaged, or continues to be engaged, to provide investment advisory services. A fee was not paid by the firm to receive the ranking. The ranking is based upon specific criteria and methodology (see ranking criteria/methodology). No ranking or recognition should be construed as an endorsement by any past or current client of the firm.

Details

Loans

Loan balances totaled $7.8 billion as of September 30, 2025, compared to $8.0 billion and $9.9 billion as of June 30, 2025, and September 30, 2024, respectively.  Loan balances consisted of $7.3 billion in loans held for investment and $0.5 billion in loans held for sale at September 30, 2025 compared to $7.5 billion in loans held for investment and $0.5 billion in loans held for sale at June 30, 2025.

Loan fundings totaled $265 million, offset by loan payments and payoffs of $525 million, in the quarter.  This compares to loan fundings totaling $256 million, offset by loan payments and payoffs of $408 million, in the prior quarter and loan fundings totaling $366 million, offset by loan payments and payoffs of $467 million in the year-ago quarter.  Commercial and industrial (“C&I”) loans accounted for 81% of total fundings for the quarter.  C&I loans consist primarily of commercial revolving lines of credit and term loans.

There were no loan sales in the quarter.  The fair value adjustment of the remaining $0.5 billion in loans held for sale at September 30, 2025 was 95.7%, compared to 94.6% at June 30, 2025.

Loan portfolio average yield was 4.72% in the quarter, an increase of 7 basis points compared to 4.65% in the prior quarter, and a decrease of 5 basis points compared to 4.77% in the year-ago quarter.  Average yields on new loan fundings were 7.00% in the quarter, compared to 7.18% in the prior quarter and 8.23% for the year-ago quarter.

Investment Securities

Investment securities were $2.2 billion as of September 30, 2025, compared to $2.1 billion and $2.0 billion as of June 30, 2025, and September 30, 2024, respectively.  During the quarter, $320 million in investment securities

FIRST FOUNDATION INC. THIRD QUARTER 2025 RESULTS

were purchased, offset by $196 million in sales and $67 million in principal paydowns.  The investment securities purchased during the quarter consisted of collateralized mortgage obligations at a combined weighted average yield of 5.28%.

The allowance for credit losses for investments was $0.6 million as of September 30, 2025, compared to $0.7 million from the prior quarter.  Unrealized losses (tax-effected) on the available-for-sale portfolio totaled $1.2 million as of September 30, 2025, compared to $11.8 million as of June 30, 2025.  Unrecognized losses (tax-effected) on the held-to-maturity portfolio totaled $35.6 million as of September 30, 2025, compared to $42.1 million as of June 30, 2025.  Combined unrealized and unrecognized losses (tax-effected) on the available-for-sale and held-to-maturity portfolios totaled $36.8 million, or 1.67% of the combined portfolios as of September 30, 2025, compared to $53.9 million or 2.52% of the combined portfolios as of June 30, 2025.  The decrease in unrealized and unrecognized losses (tax-effected) was largely driven by the decrease in treasury rates during the quarter.

Investment securities portfolio average yield was 4.41% in the quarter, compared to 4.34% in the prior quarter and 4.23% in the year-ago quarter.

Deposits and Borrowings

Deposits were $9.3 billion as of September 30, 2025, compared to $8.6 billion as of June 30, 2025, and $10.3 billion as of September 30, 2024.  The change in deposits from the prior quarter was largely due to increases in wholesale and corporate deposits, which were offset by a decrease in retail deposits.

Noninterest-bearing deposits accounted for 16% of total deposits, down from 17% in the prior quarter and 21% in the year-ago quarter.  The decrease in the percentage of noninterest-bearing deposits from the prior and year-ago quarters is reflective of the prior quarter’s decrease in specialty deposits, mostly consisting of higher-cost MSR deposit relationships which are subject to customer service costs.  As a result of the prior quarter’s decrease in specialty deposit balances, the current quarter’s customer service cost expense decreased to $9.1 million compared to $13.0 million in the prior quarter.  Core deposits accounted for 66% of total deposits as of September 30, 2025, compared to 70% in the prior quarter and 64% in the year-ago quarter.  Brokered deposits accounted for 34% of total deposits as of September 30, 2025, compared to 30% in the prior quarter and 36% in the year-ago quarter.

Cost of deposits was 3.11% for the quarter, compared to 2.95% for the prior quarter and 3.41% for the year-ago quarter.

Insured and collateralized deposits accounted for approximately 85% of total deposits as of September 30, 2025, relatively unchanged from the prior quarter.

Our loan to deposit ratio measured 83.6% as of September 30, 2025, compared to 93.4% and 95.9% as of June 30, 2025, and September 30, 2024, respectively.

Borrowings were down to $1.4 billion as of September 30, 2025, compared to $1.7 billion at June 30, 2025, the result of the maturity of a 4.55% fixed-rate borrowing from the FHLB during the quarter.  Average borrowings outstanding were $1.4 billion or 12.0% of average assets for the quarter, compared to $1.7 billion or 14.2% of average assets for the prior quarter and $1.7 billion or 12.6% for the year-ago quarter.  The weighted average rate paid on borrowings was 4.07% for the quarter, compared to 4.16% for the prior quarter and 4.04% for the year-ago quarter.

FIRST FOUNDATION INC. THIRD QUARTER 2025 RESULTS

As of September 30, 2025, our total unused borrowing capacity was $2.6 billion, which consists of $2.3 billion in available lines of credit with the FHLB and the Federal Reserve Bank’s discount window as well as an additional $240 million in available lines of credit with other correspondent banks.

Private Wealth Management and Trust Assets

Our AUM balance was $5.1 billion as of September 30, 2025, compared to $5.3 billion as of June 30, 2025, and $5.5 billion as of September 30, 2024.  Average AUM balances were $5.2 billion for the current quarter, relatively unchanged from the prior quarter and compared to $5.5 billion for the year-ago quarter.  Activity within the AUM balance during the quarter consisted of the following:  $27 million of new accounts; $416 million of net withdrawals; and $222 million of performance gains.  AUA at FFB’s Trust Department was $1.2 billion as of September 30, 2025, relatively unchanged from the prior quarter and compared to $0.9 billion from the year-ago quarter.

Net Interest Income and Net Interest Margin

Net interest income was $46.1 million for the quarter, compared to $50.1 million for the prior quarter and $49.1 million for the year-ago quarter.  Interest income totaled $134.7 million for the quarter, compared to $137.1 million for the prior quarter and $157.2 million for the year-ago quarter.  The decrease in interest income compared to the prior quarter was due to a decrease in average interest-earning asset balances, offset by an increase in the average rates earned on such balances.  Average interest-earning asset balances totaled $11.6 billion for the quarter, compared to $11.9 billion for the prior quarter and $13.2 billion for the year-ago quarter.  Yields on interest-earning assets averaged 4.64% for the quarter, compared to 4.61% for the prior quarter and 4.75% for the year-ago quarter.

Interest expense was $88.7 million for the quarter, compared to $87.0 million for the prior quarter and $108.0 million for the year-ago quarter.  The increase in interest expense compared to the prior quarter was due primarily to an increase in average interest-bearing liability balances, offset by a decrease in rates paid on such balances.  Average interest-bearing liability balances, consisting of interest-bearing deposits, borrowings, and subordinated debt, totaled $9.3 billion for the quarter, compared to $9.2 billion from the prior quarter and $10.1 billion for the year-ago quarter.  Rates on interest-bearing liability balances averaged 3.78% for the quarter, compared to 3.79% for the prior quarter and 4.24% for the year-ago quarter.  Rates on interest-bearing deposits averaged 3.71% for the quarter, compared to 3.70% for the prior quarter and 4.29% for the year-ago quarter.  Rates on borrowings averaged 4.07% for the quarter, compared to 4.16% for the prior quarter and 4.04% for the year-ago quarter.  Rates on $24.2 million of the Company’s subordinated debt repriced during the quarter, which resulted in approximately $0.3 million in additional interest expense for the quarter.

The decrease in average interest-earning assets balances and increase in interest-bearing liability balances largely contributed to a decrease in NIM during the quarter.  NIM was 1.60% for the quarter, compared to 1.68% for the prior quarter and 1.50% for the year-ago quarter.

Noninterest Income

Noninterest income totaled $17.5 million for the quarter, compared to $1.3 million in the prior quarter and ($105.6) million in the year-ago quarter.  The prior quarter’s noninterest income included a $10.4 million loss on the sale of $858 million in loans held for sale and the year-ago quarter included a $117.5 million market valuation adjustment recorded in conjunction with the reclassification of $1.9 billion in multifamily loans from loans held for investment to loans held for sale.  There were no loan sale transactions during the quarter and the remaining loans held for sale balance totaled $467 million at September 30, 2025.

FIRST FOUNDATION INC. THIRD QUARTER 2025 RESULTS

Capital markets activity generated a gain of $4.7 million for the quarter, compared to a loss of $0.3 million in the prior quarter. Current quarter’s capital markets activity consisted of unrealized gains on the valuation of the loans held for sale portfolio net of corresponding derivative losses.  The fair value of the loans held for sale portfolio at September 30, 2025 was 95.7%, compared to 94.6% at June 30, 2025, and 93.8% at the time of transfer in August 2024.

Asset management, consulting and other fees totaled $8.6 million for the quarter, relatively unchanged compared to the prior quarter and compared to $9.2 million for the year-ago quarter.  Deposit charges and service fees, loan and servicing fees, and other noninterest income totaled $3.0 million for the quarter, compared to $3.4 million for the prior quarter and $2.8 million for the year-ago quarter.

Noninterest Expense

Noninterest expense was $57.5 million in the quarter, compared to $60.0 million in the prior quarter and $60.2 million in the year-ago quarter.  Noninterest expense to average total assets was 1.93% in the quarter, compared to 1.96% in the prior quarter and compared to 1.79% in the year-ago quarter.

Compensation and benefits expense totaled $23.7 million for the quarter, compared to $22.9 million for the prior quarter and $20.0 million for the year-ago quarter.  Headcount averaged 563 FTEs for the quarter, relatively unchanged from the prior quarter and 552 for the year-ago quarter.  The increase in compensation and benefits expense is largely the result of investments made to bring in talent and retain institutional knowledge needed to organize around our strategic initiatives.  Occupancy and depreciation expense totaled $8.9 million for the quarter, compared to $8.3 million for the prior quarter and $9.0 million for the year-ago quarter.  Professional services and marketing costs totaled $6.8 million for the quarter, compared to $7.2 million for the prior quarter and $5.1 million  for the year-ago quarter.

Customer service costs totaled $9.1 million for the quarter, compared to $13.0 million in the prior quarter, and $19.0 million in the year-ago quarter.  The current quarter’s customer service cost expense benefitted from the  prior quarter’s $784 million reduction in higher-cost specialty deposits, $540 million of which consisted of MSR deposits subject to customer service costs.

Our efficiency ratio (non-GAAP) for the quarter improved to 90.0%, compared to 116% for the prior quarter and 98.1% for the year-ago quarter.  The efficiency ratio is a measure of noninterest expense to revenue (net interest income plus noninterest income) on an adjusted basis.

Income Tax Expense

We recorded income tax expense of $87.4 million in the quarter, compared to a tax benefit of $3.2 million in the prior quarter and a tax benefit of $34.8 million in the year-ago quarter.  During the quarter, a deferred tax asset valuation allowance which fully reserves for the deferred tax asset balance was recorded.  The current quarter’s loss, as well as cumulative losses over the past three years and estimates of our future taxable income and projected tax positions were assessed by management which concluded that the deferred tax assets were not more likely than not to be realized, thereby requiring the valuation allowance.

Asset Quality

Total nonperforming assets were $39.7 million as of September 30, 2025, compared to $40.8 million and $44.4 million as of June 30, 2025, and September 30, 2024, respectively.  Our ratio of nonperforming assets to total assets was 0.33% as of September 30, 2025, compared to 0.35% and 0.33% as of June 30, 2025, and September 30, 2024, respectively.  Total delinquent and nonaccrual loans were $44.6 million or 0.61% of total loans held for investment

FIRST FOUNDATION INC. THIRD QUARTER 2025 RESULTS

as of September 30, 2025, compared to $49.8 million or 0.66% of total loans held for investment as of June 30, 2025, and $67.4 million or 0.83% of total loans held for investment as of September 30, 2024.

Our allowance for credit losses on loans held for investment was $101.9 million, or 1.40% of total loans held for investment as of September 30, 2025, compared to $37.6 million, or 0.50% of total loans held for investment as of the prior quarter, and $29.3 million, or 0.36% of total loans held for investment as of the year-ago quarter.  During the quarter, $65.0 million in provision for loan losses was recorded (net of net charge-offs of $0.5 million) due to changes in ACL quantitative assumptions aggregately considered a change in accounting estimate made prospectively beginning with the quarter ending September 30, 2025.  In addition, $16.8 million of the quarterly provision is associated with one large C&I loan which was moved from pooled evaluation to individually evaluated loans. Net charge-offs were $0.5 million or 0.03% (annualized) of average loan balances for the quarter, compared to $0.1 million or 0.003% (annualized) for the prior quarter, and net charge-offs of $0.3 million or 0.01% (annualized) of average loan balances for the year-ago quarter.

The ratio of the allowance for credit losses for loans to total past due and nonaccrual loans was 228.4% as of September 30, 2025, compared to 75.4% and 43.5% as of the prior and year-ago quarters, respectively.

Capital

The following table sets forth our regulatory capital ratios as of the dates indicated:

	As of
(unaudited)	September 30,	June 30,	September 30,
First Foundation Inc.	2025	2025	2024
Common equity tier 1 risk-based capital ratio	10.22%	11.08%	10.31%
Tier 1 leverage ratio	7.68%	8.29%	7.64%
Tier 1 risk-based capital ratio	11.29%	12.13%	11.81%
Total risk-based capital ratio	14.67%	14.70%	14.21%

First Foundation Bank
Common equity tier 1 risk-based capital ratio	13.16%	13.91%	13.41%
Tier 1 leverage ratio	8.94%	9.49%	8.65%
Tier 1 risk-based capital ratio	13.16%	13.91%	13.41%
Total risk-based capital ratio	14.41%	14.41%	13.81%

(1)	The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 risk-based capital ratio of 6.5%; a tier 1 leverage ratio of 5.00%; a tier 1 risk-based capital ratio of 8.00%; and a total risk-based capital ratio of 10.00%. The September 30, 2025 ratios are preliminary and subject to change until the filings of our FR Y-9C report (First Foundation Inc.) and Call Report (First Foundation Bank) for September 30, 2025 are completed.

Shareholders' equity totaled $917.9 million as of September 30, 2025, compared to $1,050.6 million and $1,069.8 million as of June 30, 2025, and September 30, 2024, respectively.  The change from the prior quarter consists primarily of the net loss of $146.3 million for the quarter, offset by a decrease in the net loss in accumulated other comprehensive income (“AOCI”) of $12.6 million for the quarter.  The decrease in the net loss in AOCI was due to a $12.8 million reduction in unrealized holding losses on the securities portfolio, offset by a $0.2 loss associated with the cash flow hedge.  At September 30, 2025, there were no declared dividends outstanding with respect to preferred or common stock. Our tangible book value per common share (non-GAAP measure) was $10.02 as of September 30, 2025, compared to $11.65 as of June 30, 2025, and $13.79 as of September 30, 2024.  Our tangible book value per common share as converted (non-GAAP measure) was $8.16 as of September 30, 2025, compared to $9.34 as of June 30, 2025 and $9.50 as of September 30, 2024.

FIRST FOUNDATION INC. THIRD QUARTER 2025 RESULTS

Earnings Call Info

About First Foundation

First Foundation Inc. (NYSE: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with those of community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com, or connect with us on LinkedIn and X (formerly Twitter).

Forward-Looking Statements

This report includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our expectations and beliefs about our future financial performance and financial condition, potential loan sales, as well as trends in our business and markets. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward-looking statements in this report are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this report and could cause us to change our future plans. Those risks and uncertainties include, but are not limited to, changes in our capital management and balance sheet strategies and our ability to successfully implement such strategies; changes in our strategic plan, and our ability to successfully implement such plan; turnover in our Board of Directors and our executive management team; the risk of incurring credit losses, which is an inherent risk of the banking business; the quality and quantity of our deposits; adverse developments in the financial services industry generally such as bank failures and any related impact on depositor behavior or investor sentiment; risks related to the sufficiency of liquidity; the risk that we will not be able to maintain growth at historic rates or at all; the risk that we will not be able to access the securitization market or otherwise sell loans on favorable terms or at all; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; risks associated with changes in interest rates, which could adversely affect our interest income, interest rate margins, and the value of our interest-earning assets, and therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; negative impacts of news or analyst reports about us or the financial services industry; the impacts of the federal government shutdown on us and our customers; the impacts of inflation on us and our customers; the impacts of tariffs and trade policies of the U.S. and its global trading partners and uncertainty regarding the same; results of examinations by regulatory authorities and the possibility that such regulatory authorities may, among other things, limit our business activities or our ability to pay dividends, or impose fines, penalties or sanctions; the risk that we may be unable or that our board of directors may determine that it is inadvisable to resume the payment of dividends; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships.

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and other documents we file with the SEC from time to time. We urge readers of this report to review those reports and other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this report, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this report or in the above-referenced reports, whether as a result of new information, future events or otherwise, except as may be required by law or NYSE rules.

FIRST FOUNDATION INC. THIRD QUARTER 2025 RESULTS

Contact
Investors
Jamie Britton EVP, Chief Financial Officer 949-476-0300 jbritton@ff-inc.com

FIRST FOUNDATION INC. THIRD QUARTER 2025 RESULTS

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)	September 30,	June 30,	September 30,
	2025	2025	2024
ASSETS

Cash and cash equivalents	$1,726,969	$1,055,614	$1,106,422

Securities available-for-sale ("AFS")	1,555,773	1,469,773	1,313,419
Securities held-to-maturity ("HTM")	647,619	663,807	734,863
Allowance for credit losses - investments	(634)	(651)	(7,299)
Total securities, net	2,202,758	2,132,929	2,040,983

Loans held for sale ("LHFS")	467,277	476,727	1,788,395

Loans held for investment	7,302,415	7,548,323	8,088,863
Less: Allowance for credit losses	(101,913)	(37,560)	(29,300)
Total loans held for investment, net	7,200,502	7,510,763	8,059,563

Investment in Federal Home Loan Bank ("FHLB") stock	43,616	50,077	37,810
Accrued interest receivable	45,103	50,538	53,766
Deferred taxes, net	-	87,006	65,131
Premises and equipment, net	35,420	35,890	36,605
Real estate owned ("REO")	6,210	6,210	6,210
Bank owned life insurance	51,044	50,686	49,650
Core deposit intangibles	2,672	2,947	3,888
Other assets	128,473	128,975	128,138
Total Assets	$11,910,044	$11,588,362	$13,376,561

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$9,293,071	$8,593,693	$10,304,604
Borrowings	1,422,063	1,669,315	1,691,453
Subordinated debt	173,506	173,490	173,444
Derivative liabilities	9,081	8,689	5,124
Accounts payable and other liabilities	94,412	92,549	132,139
Total Liabilities	10,992,133	10,537,736	12,306,764

Shareholders’ Equity:
Preferred stock	86,797	87,649	130,252
Common stock	83	82	68
Additional paid-in-capital	854,880	852,982	805,819
Retained (deficit) earnings	(22,079)	124,244	139,148
Accumulated other comprehensive loss	(1,770)	(14,331)	(5,490)
Total Shareholders’ Equity	917,911	1,050,626	1,069,797
Total Liabilities and Shareholders’ Equity	$11,910,044	$11,588,362	$13,376,561

FIRST FOUNDATION INC. THIRD QUARTER 2025 RESULTS

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Quarter Ended			For the Nine Months Ended
(in thousands, except share and	September 30,	June 30,	September 30,	September 30,
per share amounts)	2025	2025	2024	2025	2024
Interest income:
Loans	$93,054	$100,166	$120,285	$299,720	$358,973
Securities	24,933	23,646	21,375	69,674	59,124
Cash, FHLB Stock, and Fed Funds	16,750	13,313	15,496	44,210	40,426
Total interest income	134,737	137,125	157,156	413,604	458,523

Interest expense:
Deposits	71,942	67,318	89,135	212,579	275,015
Borrowings	14,744	18,020	17,182	47,698	47,044
Subordinated debt	1,973	1,705	1,720	5,368	5,130
Total interest expense	88,659	87,043	108,037	265,645	327,189

Net interest income	46,078	50,082	49,119	147,959	131,334

Provision for credit losses	65,045	2,366	282	70,828	53

Net interest income after provision for credit losses	(18,967)	47,716	48,837	77,131	131,281

Noninterest income:
Asset management, consulting and other fees	8,638	8,601	9,162	26,158	26,959
(Loss) gain on sale of loans	-	(10,405)	(13)	(10,405)	665
Gain on sale of securities available-for-sale	1,228	-	-	5,930	1,204
Capital market activities	4,698	(289)	(117,517)	7,240	(115,844)
Gain on sale of REO	-	-	-	-	679
Other income	2,955	3,431	2,788	9,537	7,098
Total noninterest income	17,519	1,338	(105,580)	38,460	(79,239)

Noninterest expense:
Compensation and benefits	23,713	22,890	20,009	71,711	58,511
Occupancy and depreciation	8,939	8,333	9,013	25,717	27,126
Professional services and marketing costs	6,838	7,238	5,095	19,984	12,152
Customer service costs	9,068	12,983	18,954	37,102	45,796
Other expenses	8,924	8,480	7,154	24,614	22,878
Total noninterest expense	57,482	59,924	60,225	179,128	166,463

Loss before income taxes	(58,930)	(10,870)	(116,968)	(63,537)	(114,421)
Income tax expense (benefit)	87,393	(3,180)	(34,794)	83,580	(36,125)
Net loss	$(146,323)	$(7,690)	$(82,174)	$(147,117)	$(78,296)

Net loss per share:
Basic	$(1.78)	$(0.09)	$(1.23)	$(1.79)	$(1.30)
Diluted	$(1.78)	$(0.09)	$(1.23)	$(1.79)	$(1.30)
Shares used in computation:
Basic	82,424,884	82,386,071	66,992,701	82,395,045	60,025,852
Diluted	82,424,884	82,386,071	66,992,701	82,395,045	60,025,852

FIRST FOUNDATION INC. THIRD QUARTER 2025 RESULTS

SELECTED CONSOLIDATED FINANCIAL DATA AND ASSET QUALITY

(unaudited)

	For the Quarter Ended			For the Nine Months Ended
(in thousands, except share and per share amounts	September 30,	June 30,	September 30,	September 30,
and percentages)	2025	2025	2024	2025	2024
Selected Financial Data:
Return on average assets	(4.90)%	(0.25)%	(2.44)%	(1.60)%	(0.79)%
Return on average common equity	(60.6)%	(3.2)%	(33.9)%	(20.3)%	(11.1)%
Return on average tangible common equity (1)	(60.7)%	(3.1)%	1.1%	(20.3)%	1.0%
Efficiency ratio (2)	90.0%	116.0%	98.1%	95.6%	97.5%
Net interest margin	1.60%	1.68%	1.50%	1.65%	1.34%
Cost of deposits	3.11%	2.95%	3.41%	3.03%	3.51%
Loan to deposit ratio	83.6%	93.4%	95.9%	83.6%	95.9%
Noninterest expense to average total assets	1.93%	1.96%	1.79%	1.95%	1.67%
Loan fundings	$264,568	$256,192	$366,313	$700,373	$1,183,787
Assets under management	$5,126,254	$5,292,995	$5,499,489	$5,126,254	$5,499,489
Average shareholders' equity to average total assets	8.82%	8.55%	8.10%	8.58%	7.37%
Tangible common equity to tangible assets ratio(1)	6.96%	8.29%	7.00%	6.96%	7.00%
Book value per common share	$11.10	$12.75	$15.77	$11.10	$15.77
Tangible book value per common share (1)	$10.02	$11.65	$13.79	$10.02	$13.79

Asset Quality:
Nonperforming assets
Nonaccrual loans	$33,507	$34,627	$38,206	$33,507	$38,206
Other real estate owned	6,210	6,210	6,210	6,210	6,210
Total nonperforming assets	$39,717	$40,837	$44,416	$39,717	$44,416

Loans 30 - 89 days past due	$10,414	$14,843	$29,159	$10,414	$29,159
Accruing loans 90 days or more past due	$692	$355	$—	$692	$—

Nonperforming assets to total assets	0.33%	0.35%	0.33%	0.33%	0.33%
Loans 30 - 89 days past due to total loans held for investment	0.14%	0.20%	0.36%	0.14%	0.36%
Allowance for credit losses to loans held for investment	1.40%	0.50%	0.36%	1.40%	0.36%
Allowance for credit losses to past due and nonaccrual loans	228.4%	75.4%	43.5%	228.4%	43.5%
Net charge-offs (recoveries) to average loans - annualized	0.03%	0.003%	0.01%	0.01%	0.01%

(1)	Return on average tangible equity, tangible common equity to tangible assets ratio, and tangible book value per share are non-GAAP financial measures. See disclosures regarding “Use of Non-GAAP Financial Measures” and reconciliations to the most comparable GAAP financial measures included as separate sections in this report.
(2)	Efficiency Ratio is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” and reconciliations to the most comparable GAAP financial measures included as separate sections in this report.

FIRST FOUNDATION INC. THIRD QUARTER 2025 RESULTS

SEGMENT REPORTING

(unaudited)

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands)	2025	2025	2024	2025	2024
Banking:
Interest income	$134,737	$137,125	$157,156	$413,604	$458,523
Interest expense	86,686	85,338	106,317	260,277	322,059
Net interest income	48,051	51,787	50,839	153,327	136,464
Provision for credit losses	65,045	2,366	282	70,828	53
Noninterest income	10,834	(5,384)	4,598	17,860	16,522
LHFS LOCOM adjustment	—	—	(117,517)	—	(117,517)
Noninterest expense	50,209	51,790	53,206	157,125	147,047
Loss before income taxes	(56,369)	(7,753)	(115,568)	(56,766)	(111,631)
Income tax expense (benefit)	79,775	(2,336)	(34,399)	77,066	(35,365)
Net loss	$(136,144)	$(5,417)	$(81,169)	$(133,832)	$(76,266)

Wealth Management:
Noninterest income	$7,033	$7,077	$7,704	$21,659	$22,843
Noninterest expense	6,378	6,706	5,769	20,539	17,129
Income before income taxes	655	371	1,935	1,120	5,714
Income tax expense	—	107	551	146	1,632
Net income	$655	$264	$1,384	$974	$4,082

Other and Eliminations:
Interest income	$—	$—	$—	$—	$—
Interest expense	1,973	1,705	1,720	5,368	5,130
Net interest expense	(1,973)	(1,705)	(1,720)	(5,368)	(5,130)
Noninterest income	(348)	(355)	(365)	(1,060)	(1,087)
Noninterest expense	895	1,428	1,250	1,463	2,287
Loss before income taxes	(3,216)	(3,488)	(3,335)	(7,891)	(8,504)
Income tax expense (benefit)	7,618	(951)	(946)	6,368	(2,392)
Net loss	$(10,834)	$(2,537)	$(2,389)	$(14,259)	$(6,112)

FIRST FOUNDATION INC. THIRD QUARTER 2025 RESULTS

LOAN AND DEPOSIT BALANCES

(unaudited)

	For the Quarter Ended
	September 30,	June 30,	March 31	December 31	September 30
(in thousands)	2025	2025	2025	2024	2024
Loans:
Outstanding principal balance:
Loans secured by real estate:
Residential properties:
Multifamily	$3,271,998	$3,288,093	$3,301,295	$3,341,823	$3,322,471
Single Family	822,923	822,508	843,637	873,491	889,616
Subtotal	4,094,921	4,110,601	4,144,932	4,215,314	4,212,087
Commercial properties	746,028	818,738	852,006	904,167	952,700
Land and construction	37,734	43,361	44,741	69,246	80,307
Total real estate loans	4,878,683	4,972,700	5,041,679	5,188,727	5,245,094
Commercial and industrial loans	2,416,652	2,568,621	2,636,368	2,746,351	2,837,830
Consumer loans	1,560	1,544	1,368	1,137	832
Total loans	7,296,895	7,542,865	7,679,415	7,936,215	8,083,756
Premiums, discounts and deferred fees and expenses	5,520	5,458	5,165	5,178	5,107
Total	$7,302,415	$7,548,323	$7,684,580	$7,941,393	$8,088,863

Loans held for sale	$489,770	$503,959	$1,389,593	$1,376,491	$1,905,912

Deposits:
Demand deposits:
Noninterest-bearing	$1,456,375	$1,467,203	$2,037,299	$1,956,628	$2,136,442
Interest-bearing	1,713,408	1,672,287	1,900,022	1,995,397	1,999,229
Money market and savings	3,835,628	3,604,909	3,612,753	3,524,801	3,543,668
Certificates of deposit	2,287,660	1,849,294	2,011,571	2,393,453	2,625,265
Total	$9,293,071	$8,593,693	$9,561,645	$9,870,279	$10,304,604

FIRST FOUNDATION INC. THIRD QUARTER 2025 RESULTS

CONSOLIDATED LOAN FUNDING AND YIELDS

(unaudited)

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except percentages)	2025	2025	2024	2025	2024
Loan Funding Balances:
Loans secured by real estate:
Residential properties:
Multifamily	$27,991	$46,996	$23,740	$106,828	$111,397
Single family	19,177	2,275	5,511	25,025	13,202
Subtotal	47,168	49,271	29,251	131,853	124,599
Commercial properties:
Non-owner occupied CRE	-	-	7	444	256
Owner-occupied CRE	-	1	1,695	1	2,360
Subtotal	-	1	1,702	445	2,616
Land and construction	2,128	856	3,644	6,528	23,216
Total real estate loans	49,296	50,128	34,597	138,826	150,431
Commercial and industrial loans	214,880	204,913	331,485	559,549	1,032,188
Consumer loans	392	1,151	231	1,998	1,168
Total	$264,568	$256,192	$366,313	$700,373	$1,183,787

Loan Funding Yields:
Loans secured by real estate:
Residential properties:
Multifamily	6.16%	6.24%	6.53%	6.25%	6.45%
Single family	6.24%	7.99%	7.75%	6.45%	8.19%
Subtotal	6.19%	6.32%	6.76%	6.29%	6.63%
Commercial properties:
Non-owner occupied CRE	0.00%	0.00%	8.50%	5.00%	5.36%
Owner-occupied CRE	0.00%	4.63%	7.94%	4.63%	8.14%
Subtotal	0.00%	4.63%	7.94%	5.00%	7.87%
Land and construction	8.69%	8.71%	9.15%	8.72%	8.51%
Total real estate loans	6.30%	6.37%	7.07%	6.40%	6.94%
Commercial and industrial loans	7.15%	7.38%	8.35%	7.26%	8.44%
Consumer loans	7.10%	7.45%	8.35%	7.39%	8.74%
Total	7.00%	7.18%	8.23%	7.09%	8.25%

FIRST FOUNDATION INC. THIRD QUARTER 2025 RESULTS

CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST, YIELD AND RATES

(unaudited)

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except percentages)	2025	2025	2024	2025	2024
Average Balances:
Cash, FHLB stock, and fed funds	$1,471,792	$1,101,976	$1,127,688	$1,264,637	$1,012,308
Securities AFS	1,609,301	1,507,718	1,278,765	1,461,554	1,160,394
Securities HTM	651,479	673,390	741,873	674,411	762,126
Loans, including LHFS	7,855,183	8,632,593	10,055,865	8,534,357	10,084,178
Total interest-earnings assets	11,587,755	11,915,677	13,204,191	11,934,959	13,019,006
Deposits: interest-bearing	7,700,686	7,307,404	8,269,517	7,585,528	8,568,561
Deposits: noninterest-bearing	1,482,278	1,850,748	2,124,562	1,784,632	1,903,046
Borrowings	1,436,549	1,739,483	1,691,936	1,552,730	1,541,682
Subordinated debt	173,495	173,480	173,435	173,480	173,419
Total interest-bearing liabilities	9,310,730	9,220,367	10,131,888	9,311,738	10,283,662

Average Yield / Rate:
Cash, FHLB stock, and fed funds	4.51%	4.85%	5.47%	4.67%	5.33%
Securities AFS	5.22%	5.20%	5.38%	5.23%	5.31%
Securities HTM	2.42%	2.41%	2.25%	2.44%	2.26%
Loans, including LHFS	4.72%	4.65%	4.77%	4.69%	4.75%
Total interest-earnings assets	4.64%	4.61%	4.75%	4.63%	4.70%
Deposits (interest-bearing only)	3.71%	3.70%	4.29%	3.75%	4.29%
Deposits (noninterest and interest-bearing)	3.11%	2.95%	3.41%	3.03%	3.51%
Borrowings	4.07%	4.16%	4.04%	4.11%	4.08%
Subordinated debt	4.51%	3.94%	3.94%	4.14%	3.95%
Total interest-bearing liabilities	3.78%	3.79%	4.24%	3.81%	4.25%

Net Interest Rate Spread	0.86%	0.82%	0.51%	0.82%	0.45%

Net Interest Margin	1.60%	1.68%	1.50%	1.65%	1.34%

FIRST FOUNDATION INC. THIRD QUARTER 2025 RESULTS

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance including, but not limited to, adjusted return on average assets, efficiency ratio, adjusted net income (loss) attributable to common shareholders, adjusted earnings (loss) per common share, and tangible book value per share.  These supplemental non-GAAP financial measures may vary from, and may not be comparable to, similarly titled measures of other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors may benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these non-GAAP measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income (loss) or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this report, or a reconciliation of the non-GAAP calculation of the financial measure.

FIRST FOUNDATION INC. THIRD QUARTER 2025 RESULTS

NON-GAAP RETURN ON AVERAGE TANGIBLE COMMON EQUITY; ADJUSTED RETURN ON AVERAGE ASSETS; AND ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS (unaudited)

Return on average tangible common equity was calculated by excluding average intangible assets from the average common equity during the associated periods. Adjusted return on average assets represents adjusted net income (loss) attributable to common shareholders divided by average total assets.  Adjusted net income (loss) attributable to common shareholders includes various adjustments to net income (loss), and any associated tax effect of those adjustments during the associated periods.

The table below provides a reconciliation of the GAAP measure of return on average common equity to the non-GAAP measure of return on average tangible common equity.  The table below also provides a reconciliation of the GAAP measure of net income (loss)  to the non-GAAP measure of adjusted net income (loss) attributable to common shareholders.  The table below also provides a reconciliation of the GAAP measure of return on average assets to the non-GAAP measure of adjusted return on average assets:

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except percentages)	2025	2025	2024	2025	2024
Average shareholders' equity	$1,052,891	$1,047,438	$1,090,909	$1,051,768	$980,049
Less: Average preferred stock	87,538	87,649	120,666	87,612	40,516
Average common equity	965,353	959,789	970,243	964,156	939,533
Less: Average intangible assets	2,763	3,043	3,999	3,052	4,346
Average tangible common equity	$962,590	$956,746	$966,244	$961,104	$935,187

Average assets	$11,935,171	$12,248,600	$13,475,165	$12,257,303	$13,298,499

Net loss	$(146,323)	$(7,690)	$(82,174)	$(147,117)	$(78,296)
Adjustments:
Plus: LHFS LOCOM adjustment	—	—	117,517	—	117,517
Plus: Amortization of intangible assets expense	275	299	334	886	1,060
Total Adjustments	275	299	117,851	886	118,577
Less: Tax impact of adjustments above	(77)	(84)	(32,998)	(248)	(33,202)
Total after-tax adjustments to net income	198	215	84,853	638	85,375
Adjusted net (loss) income attributable to common shareholders(5)	$(146,125)	$(7,475)	$2,679	$(146,479)	$7,079

Tax rate utilized for calculating tax effect on adjustments to net (loss) income	28.0%	28.0%	28.0%	28.0%	28.0%

Return on average common equity(1)	(60.6)%	(3.2)%	(33.9)%	(20.3)%	(11.1)%
Return on average tangible common equity(2) (5)	(60.7)%	(3.1)%	1.1%	(20.3)%	1.0%

Return on average assets (3)	(4.90)%	(0.25)%	(2.44)%	(1.60)%	(0.79)%
Adjusted return on average assets (4) (5)	(4.90)%	(0.24)%	0.08%	(1.59)%	0.07%

(1)	Annualized net (loss) income divided by average common equity.
(2)	Annualized adjusted net (loss) income attributable to common shareholders divided by average tangible common equity.
(3)	Annualized net (loss) income divided by average assets.
(4)	Annualized adjusted net (loss) income divided by average assets.
(5)	Non-GAAP measure.

FIRST FOUNDATION INC. THIRD QUARTER 2025 RESULTS

NON-GAAP EFFICIENCY RATIO

(unaudited)

Efficiency ratio is a non-GAAP financial measurement determined by methods other than in accordance with U.S. GAAP.  This figure represents the ratio of adjusted noninterest expense to adjusted revenue.

The table below provides a calculation of the non-GAAP measure of efficiency ratio:

	For the Quarter Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except percentages)	2025	2025	2024	2025	2024
Total noninterest expense	$57,482	$59,924	$60,225	$179,128	$166,463
Less: Amortization of intangible assets expense	(275)	(299)	(334)	(886)	(1,060)
Adjusted Noninterest expense	$57,207	$59,625	$59,891	$178,242	$165,403

Net interest income	$46,078	$50,082	$49,119	$147,959	$131,334
Plus: Total noninterest income	17,519	1,338	(105,580)	38,460	(79,239)
Plus: LHFS LOCOM adjustment	-	-	117,517	-	117,517
Total Revenue	$63,597	$51,420	$61,056	$186,419	$169,612

Efficiency Ratio(1)	90.0%	116.0%	98.1%	95.6%	97.5%

(1) Non-GAAP measure

FIRST FOUNDATION INC. THIRD QUARTER 2025 RESULTS

NON-GAAP TANGIBLE COMMON EQUITY, TANGIBLE COMMON EQUITY RATIO, TANGIBLE BOOK VALUE PER COMMON SHARE, AND ADJUSTED EARNINGS (LOSS) PER SHARE (BASIC AND DILUTED)

(unaudited)

Tangible shareholders’ equity, tangible common equity to tangible assets ratio, tangible common equity, tangible book value per common share, tangible book value per common share (adjusted), and adjusted  earnings (loss) per share (basic and diluted) are non-GAAP financial measurements determined by methods other than in accordance with U.S. GAAP.  Tangible common equity is calculated by taking shareholders’ equity and subtracting preferred stock and intangible assets.  Tangible common equity to tangible assets ratio is calculated by taking tangible common equity and dividing by tangible assets which is total assets excluding the balance of intangible assets. Tangible book value per common share is calculated by dividing tangible common equity by basic common shares outstanding, as compared to book value per share, which is calculated by dividing shareholders’ equity by basic common shares outstanding.  Adjusted earnings (loss) per share (basic and diluted) is calculated by dividing adjusted net income (loss) attributable to common shareholders by average common shares outstanding (basic and diluted). The reconciliation of GAAP net  income (loss) to adjusted net income (loss) attributable to common shareholders is presented on page 18 in “Non-GAAP Return on Average Tangible Common Equity; Adjusted Return on Average Assets and Adjusted Net Income (loss) Attributable to Common Shareholders.”

The table below provides a reconciliation of the GAAP measure of shareholders’ equity to tangible shareholders’ equity and tangible common equity.  The table below also provides a reconciliation of the GAAP measure of equity to asset ratio to the non-GAAP measure of tangible common equity to tangible assets ratio.  The table below also provides a reconciliation of GAAP measure of book value per common share to the non-GAAP measure of tangible book value per common share.  The table below also provides a reconciliation of the GAAP measure of net income (loss) per share (basic and diluted) to the non-GAAP measure of adjusted earnings (loss) per share (basic and diluted):

	For the Quarter Ended
	September 30,	June 30,	September 30,
(in thousands, except per share amounts)	2025	2025	2024
Shareholders' equity	$917,911	$1,050,626	$1,069,797
Less: Preferred stock	86,797	87,649	130,252
Total common equity	831,114	962,976	939,545
Less: Intangible assets	2,672	2,947	3,888
Tangible common equity	$828,442	$960,030	$935,657

Total assets	$11,910,044	$11,588,362	$13,376,561
Less: Intangible assets	2,672	2,947	3,888
Tangible assets(1)	$11,907,372	$11,585,415	$13,372,673

Equity to asset ratio	7.71%	9.07%	8.00%
Tangible common equity to tangible assets ratio(1)	6.96%	8.29%	7.00%

Book value per common share	$11.10	$12.75	$15.77
Tangible book value per common share(1)	$10.02	$11.65	$13.79
Basic common shares outstanding	82,679,097	82,386,071	67,855,084
Additional common shares issued in July 2024 Capital Raise
and upon conversion of preferred shares:
Common shares underlying the Series A preferred shares	29,521,000	29,811,000	29,811,000
Common shares underlying the Series B preferred shares	—	—	14,490,000
Basic common shares outstanding upon conversion (adjusted)	112,200,097	112,197,071	112,156,084

Book value per common share (adjusted) (1)	$8.18	9.36	9.54
Tangible book value per common share (adjusted) (1)	$8.16	9.34	9.50

Adjusted net income (loss) attributable to common shareholders(1)	$(146,125)	$(7,475)	$2,679

Weighted average basic common shares outstanding	82,424,884	82,386,071	66,992,701
Diluted common shares outstanding	82,424,884	82,386,071	66,992,701
Net loss per share (basic)	($ 1.78)	($ 0.09)	($ 1.23)
Net loss per share (diluted)	($ 1.78)	($ 0.09)	($ 1.23)
Adjusted (loss) earnings per share (basic)(1)	($ 1.77)	($ 0.09)	$ 0.04
Adjusted (loss) earnings per share (diluted)(1)	($ 1.77)	($ 0.09)	$ 0.04

(1) Non-GAAP financial measure